SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

CONSTAR INTERNATIONAL INC.

(Name of registrant as specified in its charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

CONSTAR INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Constar International Inc. to be held on May 22, 2008, beginning at 8:00 a.m., local time, at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania. The purposes of the Annual Meeting are:

1.	to elect two Class III directors to hold office until the annual meeting of stockholders in 2011;

2.	to ratify the appointment of the independent registered public accounting firm for the year ending December 31, 2008; and

3.	to transact any other business that may properly come before the meeting.

All holders of record of shares of Constar Common Stock at the close of business on March 25, 2008 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

We appreciate your ongoing interest and participation in our company. Please take the time to complete, date, sign and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. YOUR VOTE IS VERY IMPORTANT.

By Order of the Board of Directors,

David Waksman
Vice President, General Counsel and Secretary

Philadelphia, Pennsylvania

April 2, 2008

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed on or about April 9, 2008, to owners of shares of Constar International Inc. (“Constar” or the “Company”) Common Stock in connection with the solicitation of proxies by the Company’s Board of Directors for the 2008 Annual Meeting of Stockholders. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements and the financial statement schedules and a list describing all of the exhibits not contained therein, will be provided without charge to each person solicited for a proxy upon the written request of such person directed to David Waksman, Vice President, General Counsel and Secretary, at the following address:

Constar International Inc.

One Crown Way

Philadelphia, PA 19154-4599

(215) 552-3700

VOTING PROCEDURES

Your vote is very important. Your shares can be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. You may revoke this proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given on a properly executed and delivered proxy, your shares will be voted by one of the individuals named on your proxy card in accordance with his judgment.

Who can vote? Stockholders as of the close of business on March 25, 2008 are entitled to vote. On that day, 12,962,976 shares of our Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Constar International Inc., One Crown Way, Philadelphia, Pennsylvania, beginning May 12, 2008. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

What shares are included in the proxy card? The proxy card represents all the shares of Common Stock registered to you in a particular account. You may receive more than one proxy card if you hold shares which are either registered differently or in more than one account.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented in person or by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive timely voting instructions from the beneficial owners, the nominees may vote those shares only on matters deemed routine under the rules that govern voting by such nominees. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter.

•

Directors are elected by a plurality of the votes present or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors to be chosen at the meeting. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect their election.

•

The affirmative vote of a majority of the shares of common stock present at the meeting, either in person or by proxy, and entitled to vote is required to ratify the appointment of the independent registered public accounting firm. Broker non-votes will have no effect on the outcome of these matters because they are not counted as shares entitled to vote. Abstentions will have the same effect as a vote against these matters because they are counted as shares entitled to vote but are not counted as affirmative votes.

Who will count the vote? Our Transfer Agent and Registrar, American Stock Transfer & Trust Company, will tally and certify the vote as our Inspector of Elections.

Who is soliciting this proxy? This solicitation is made on behalf of us and our Board of Directors. We will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. Proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our Common Stock. In addition, we have retained Mackenzie Partners & Co. to assist us in the solicitation of proxies for a fee of $3,500 plus certain expenses.

What if I can’t attend the meeting? If you do not attend the meeting in person you must vote your shares by proxy if you intend to vote.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our business shall be managed by a Board of Directors, with the number of directors to be from six to thirteen as provided by the Board of Directors from time to time. The size of the Board of Directors is currently set at seven. The Amended and Restated Certificate of Incorporation divides our Board of Directors into three classes: Class I, Class II and Class III. The directors in each class serve terms of three years and until their respective successors have been elected and have qualified.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of our Class I directors, Michael J. Hoffman and A. Alexander Taylor, will expire at our 2009 Annual Meeting. The term of our Class II directors, James A. Lewis, John P. Neafsey and Angus F. Smith, will expire at our 2010 Annual Meeting. The term of our Class III directors, Michael D. McDaniel and Frank J. Mechura, will expire at our 2008 Annual Meeting.

At the Annual Meeting, two Class III directors are to be elected. Each of the nominees is currently a director of the Company. Each of the nominees has consented to being named as a nominee for director of the Company and has agreed to serve if elected. If any nominee becomes unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any substitute nominee designated by the Board of Directors. Director elections are determined by a plurality of the votes cast at the Annual Meeting in person or by proxy.

Set forth below is information regarding each nominee for Class III director and each of our continuing Class I and Class II directors. The Board of Directors recommends a vote FOR each of the listed nominees.

Class III Nominees

Name	Age	Principal Occupation During at Least the Past Five Years
Michael D. McDaniel	59	Mr. McDaniel has been a member of our Board of Directors since February 2007. Commencing in 1972, Mr. McDaniel enjoyed a 34-year career with Owens-Illinois, Inc. Most recently, Mr. McDaniel was President, Closure and Specialty Products from 2004-2006, and General Manager, Closure and Specialty Products from 2001-2004. Prior to 2001 he held a variety of positions including Plant Manager, Director of Manufacturing and Engineering, and General Manager.

Frank J. Mechura	65	Mr. Mechura has been a member of our Board of Directors since 1997 and served as President of our Company from February 2002 to May 2002. Mr. Mechura was President of our Company from 1996 to 1998 and a Senior Vice President of Constar, Inc. from 1996 to 2000. Mr. Mechura was an Executive Vice President and President of the Americas Division of Crown Cork & Seal Company, Inc. from 2001 until his retirement in 2008. Mr. Mechura was also Executive Vice President and President of the Americas Plastic Division of Crown Cork & Seal Company, Inc. from 2000 to 2001.

Incumbent Class I Directors to Continue in Office for Term Expiring in 2009

Name	Age	Principal Occupation During at Least the Past Five Years
Michael J. Hoffman	47	Mr. Hoffman has been President and Chief Executive Officer and a Director of our Company since May 2002. Mr. Hoffman has been President of Constar, Inc. since October 2000. Mr. Hoffman was previously Vice President of Operations for Constar, Inc. since 1995, and director of Crown Cork & Seal Company, Inc.’s Aerosol Manufacturing division from 1993 to 1995. Before that, Mr. Hoffman was a Plant Superintendent, and then a Plant Manager, in several United States branches of Crown Cork & Seal Company, Inc. from 1987 to 1993. Prior to 1987, Mr. Hoffman was a Plant Superintendent for Continental Can Company and held various other plant management positions.

A. Alexander Taylor	54	Mr. Taylor has been a member of our Board of Directors since March 2003. Mr. Taylor has been the Chief Executive Officer and a Director of FGX International since October 2005. Prior to that, Mr. Taylor was the President and Chief Operating Officer of Chattem, Inc. from January 1998 to September 2005 and a member of Chattem, Inc.’s Board of Directors from 1993 to September 2005. Before that, Mr. Taylor was a partner in the law firm of Miller & Martin from 1983 to 1998. Mr. Taylor is a Director of Olan Mills, Inc.

Incumbent Class II Directors to Continue in Office for Term Expiring in 2010

Name	Age	Principal Occupation During at Least the Past Five Years
James A. Lewis	60	Mr. Lewis has been a member of our Board of Directors since March 2003. Mr. Lewis is an independent management consultant. Mr. Lewis was the President and Chief Executive Officer of Lynx Chemical Group from 2002 through March 2006. Lynx Chemical Group filed for bankruptcy in May 2007. Mr. Lewis worked as an independent management consultant from 2001 to 2002. Mr. Lewis was President and Chief Executive Officer of WorldWideTesting.com from 2000 to 2001. Mr. Lewis was Vice President and General Manager of the Container Plastics Business of Eastman Chemical Company from 1997 to 1999.

John P. Neafsey	68	Mr. Neafsey has been a member of our Board of Directors since July 2003 and has served as Chairman since April 2004. Mr. Neafsey has been President of JN Associates, an investment consulting firm, since 1993. Mr. Neafsey serves as Chairman of Alliance Resource Partners, L.P. and is a Director of West Pharmaceutical Services, Inc. He previously served as President and CEO of Greenwich Capital Markets from 1990 through 1993. Mr. Neafsey served on the Greenwich Capital Markets Board from 1983 to 1993.

Angus F. Smith	66	Mr. Smith has been a member of our Board of Directors since 2002. From June 2002 until June 2005, Mr. Smith was an Alliance Partner with the First Principles Group, a financial services company based in Washington, D.C. Mr. Smith was Vice President and Treasurer of Unisys Corporation from 1997 to 2000. Prior to this, Mr. Smith served at Rohm and Haas Company as Treasurer from 1980 to 1997, as Assistant Treasurer from 1976 to 1980 and in various financial management positions from 1967 to 1976. Mr. Smith is a Director of the American Arbitration Association.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our business, property and affairs are managed under the direction of our Board of Directors.

Meetings of the Board of Directors. In 2007, the Board of Directors met five times. Each of the incumbent directors attended at least 75% of the meetings of the Board and each of the committees to which the director was assigned.

Committees of the Board of Directors. The Board of Directors has established three standing committees.

Audit Committee—maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our internal and external auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility. In addition, the Audit Committee assists the Board of Directors in monitoring the integrity of our financial statements and compliance with laws and regulations related to our financial statements and has the responsibility to establish procedures for the receipt and treatment of complaints regarding our financial statements, internal accounting controls or other related auditing matters. In 2007, the Audit Committee met 14 times. In 2007 the members of the Audit Committee were Messrs. Neafsey, Smith and Taylor, each of whom is “independent” under Nasdaq listing standards and applicable SEC regulations. Mr. Smith is the Chairman of this Committee.

The Board of Directors has determined that Mr. Neafsey is an “audit committee financial expert” as defined by regulations promulgated under the Securities Act of 1933.

Compensation Committee—reviews and approves the compensation to be provided to the Chief Executive Officer; reviews and approves the compensation to be provided to the Company’s other executive officers; and reviews and makes recommendations to the Board regarding director compensation. The Compensation Committee also oversees our equity compensation and certain other benefit plans. The Compensation Committee considers the recommendations of the Chief Executive Officer in setting the compensation of other executive officers.

The Compensation Committee works with independent compensation consultants that are engaged directly by the Compensation Committee. Towers Perrin is currently engaged as the Compensation Committee’s independent compensation consultant. Towers Perrin is not engaged to perform any specific assignment, but rather to provide general advice from time to time as requested by the Compensation Committee. Recent representative assignments have included an assessment of the overall competitiveness of the Company’s compensation programs; an evaluation of the Annual Incentive and Management Stock Purchase Plan, which is the Company’s principal vehicle for bonus awards; and an evaluation of the employment agreements between the Company and certain executives.

In 2007, the Compensation Committee met eight times. The members of the Compensation Committee in 2007 were Messrs. Lewis, Neafsey and Taylor, each of whom is “independent” under Nasdaq listing standards and applicable SEC regulations. Mr. Taylor is the Chairman of this Committee.

Nominating and Corporate Governance Committee—develops and oversees corporate governance guidelines; and identifies, reviews, evaluates and recommends potential candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders who timely submit such recommendations as outlined under “Submission of Director Nominations” below. In 2007, the Nominating and Corporate Governance Committee met three times. In 2007, the members of the Nominating and Corporate Governance Committee were Messrs. Lewis, McDaniel and Neafsey, each of whom is “independent” under Nasdaq listing standards and applicable SEC regulations. Our former director, Mr. William Little, also served on this Committee in 2007 prior to his retirement from the Board of Directors. Mr. Neafsey is the Chairman of this Committee.

Committee Charters. Each of our Audit, Compensation, and Nominating and Corporate Governance Committees has a written charter delineating its responsibilities. Each committee’s charter is available on the “Investors—Corporate Governance” section of our web site at www.constar.net.

Contacting our Directors. You may contact our Board of Directors and any of our individual directors by writing to them care of the Secretary, Constar International Inc., One Crown Way, Philadelphia, Pennsylvania 19154-4599. The Secretary will forward the communication to the Board of Directors or the applicable director(s). In addition, it is the Company’s policy that any allegation of accounting or financial impropriety must be brought to the attention of the Audit Committee immediately.

Attendance at the Annual Meeting. We strongly encourage each of our directors to attend our annual meeting of stockholders. Last year, each of our directors attended the annual meeting of stockholders other than our former director Mr. William Little, who retired from the Board of Directors in 2007.

Submission of Director Nominations. The Nominating and Corporate Governance Committee will consider stockholders’ suggestions for nominees for election to our Board of Directors in 2009. Any such suggestion must be made in writing, must include biographical data and a description of such nominee’s qualifications, and must be accompanied by the written consent of such nominee. Any such suggestion for nominees must be mailed to the Nominating and Corporate Governance Committee, c/o The Secretary, Constar International Inc., One Crown Way, Philadelphia, Pennsylvania 19154-4599. For such suggested nominee to be eligible to be considered for inclusion in the proxy statement for the 2009 Annual Meeting of Stockholders in compliance with the Company’s Amended and Restated Bylaws, the suggestion must be received between November 3, 2008 and December 3, 2008. Nominees for election to the Board of Directors should at a minimum satisfy the following criteria:

•	Possess the integrity and judgment essential to effective decision making.

•

Have the ability and willingness to commit necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing committees and not have other directorships, trusteeships or outside involvements that would materially interfere with responsibilities as a director of Constar.

•	Have the willingness and availability to serve at least one three-year term.

•

Have the willingness and ability to represent the interests of all stockholders of the Company rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and the public in general.

•	Have background and experience that complement or supplement the background and experience of other Board members.

•	Be free from interests that are or would present the appearance of being adverse to, or in conflict with, the interests of the Company.

•

Have a proven record of competence and accomplishment through demonstrated leadership in business, education, government service or finance, including director, chief executive or senior management experience; academic experience; manufacturing experience; financial and accounting experience; or other relevant experiences that will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality.

These criteria have been established by the Nominating and Corporate Governance Committee as criteria that any director nominee, whether suggested by a stockholder or otherwise, should satisfy. A nominee for election to the Board of Directors that is suggested by a stockholder will be evaluated by the Nominating and Corporate Governance Committee in the same manner that any other nominee for election to the Board (other than directors standing for re-election) is evaluated. The evaluation process will include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee, and a thorough review by the full committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. Finally, if the committee determines that a candidate should be nominated for election to the Board of Directors, the committee will present its findings and recommendation to the full Board of Directors for approval.

Corporate Governance Practices. We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. In those efforts, we review any new federal laws affecting corporate governance, as well as rules adopted by the SEC and Nasdaq. We have implemented corporate governance practices that we believe are in the best interest of our company and our stockholders.

Codes of Conduct. We have adopted Corporate Governance Guidelines for our company. These guidelines address such matters as director qualifications, directors’ access to management and advisors, conflicts of interest and performance evaluations. We have also adopted a Code of Ethics that applies to all of our employees and includes special provisions applicable to our principal executive officer, principal financial officer, and corporate controller. Our Corporate Governance Guidelines and Code of Ethics are available on the “Investors” section of our web site at www.constar.net.

Disclosure Committee. We have established a Disclosure Committee, comprised of senior executives who are actively involved in the disclosure process, to specify, coordinate and oversee the review procedures that we use to prepare our periodic SEC reports.

Ethics Hotline. We have established a confidential hotline by which employees can communicate concerns regarding unethical or illegal conduct at our company. The Audit Committee has established procedures to receive, retain and address these concerns.

Insider Trading. In addition to the insider trading prohibitions of our Code of Ethics, we maintain an additional insider trading policy that applies to our directors, executive officers and certain other personnel. Our insider trading policy prohibits these individuals from trading in our securities at certain times when we would normally expect the Company to have material non-public information regarding its quarterly and annual earnings results. In addition, these individuals are prohibited from trading without obtaining the prior approval of a compliance officer.

Executive Sessions of the Independent Directors. Our independent directors meet periodically in executive session without members of management.

Resignation upon Change in Employment Circumstances. It is our policy that a director offer to resign upon a change in his or her employment circumstances. The Board of Directors has the discretion whether or not to accept any such resignation.

Director Independence. The Board of Directors has considered transactions and relationships between each director, on one hand, and the Company or its affiliates, on the other. The purpose of this review was to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent under Nasdaq listing standards and applicable SEC regulations. As a result of this review, the Board determined that Messrs. Lewis, McDaniel, Mechura, Neafsey, Smith and Taylor are independent. Mr. Mechura was formerly an executive officer of Crown Holdings, Inc., but became independent upon his retirement from that organization. Mr. Hoffman is considered to be not independent because he is an executive officer of the Company.

Stock Ownership Guidelines. The Company’s stock ownership guidelines for directors call for each director to hold stock with a value equal to two times the annual retainer paid to such director for his or her Board (but not Board committee) service. The Company’s stock ownership guidelines for executive officers call for each officer to hold stock with a value equal to 1.5 times such officer’s base salary, except for the Chief Executive Officer who is to hold stock with a value equal to 3.0 times his or her base salary.

APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2008.

One or more representatives of PricewaterhouseCoopers LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2007 for the audit of our financial statements and internal controls for the year ended December 31, 2007 (including the delivery of reports required by Section 404 of the Sarbanes-Oxley Act) and the review of our quarterly financial statements filed on Form 10-Q in 2007 were $1,301,579. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2006 for the audit of our financial statements and internal controls for the year ended December 31, 2006 (including the delivery of reports required by Section 404 of the Sarbanes-Oxley Act) and the review of our quarterly financial statements filed on Form 10-Q in 2006 were $1,361,460.

Audit-Related Fees. There were no audit-related fees billed by PricewaterhouseCoopers LLP in 2007 or 2006.

Tax Fees. In 2007, PricewaterhouseCoopers LLP billed the Company $23,637 for tax work primarily relating to the preparation of tax returns for the Company’s operations in the United Kingdom. This figure was converted from British pounds based on the 2007 daily average exchange rate of 1.97 dollars per pound. There were no fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning during 2006.

All Other Fees. There were no fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2007 and December 31, 2006 for any services other than as described above, other than subscription fees for an accounting and tax research program in the amount of $1,500 in 2006 and $3,000 in 2007.

All the services described above were approved by our Audit Committee. In accordance with the charter of our Audit Committee, all auditing services and, except as provided in the following sentence, all non-audit services to be provided by any independent registered public accounting firm of the Company shall be pre-approved by the Audit Committee; in addition, the Audit Committee may delegate such pre-approval duty to one or more designated members of the Audit Committee who are also independent directors of the Board of Directors; provided, that any decisions of any member of the Audit Committee to whom such duty has been delegated shall also be presented to the full Audit Committee at its next scheduled meeting. The pre-approval requirement described in the preceding sentence shall not apply to non-audit services for the Company if (a) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Audit Committee and approved, prior to the completion of the audit, by the Audit Committee or by one or more members of the Audit Committee who are also independent directors of the Board of Directors to whom authority to grant pre-approvals has been delegated by the Audit Committee. The Audit Committee will review and consider all PricewaterhouseCoopers LLP professional services when assessing auditor independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

ITEM 2 ON PROXY CARD

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2008.

Although the submission to stockholders of the appointment of PricewaterhouseCoopers LLP is not required by law or the Company’s Bylaws, the Audit Committee believes it is appropriate to submit this matter to stockholders to allow a forum for stockholders to express their views with regard to the Audit Committee’s selection. In the event stockholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers LLP.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee appoints the independent registered public accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accounting firm with respect to financial statements, financial records and internal controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Board of Directors has adopted a written charter setting forth the functions of the Audit Committee.

The Audit Committee assists the Board of Directors in monitoring the integrity of the Company’s financial statements. Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility includes monitoring and reviewing these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee met with management to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee also discussed with senior management and PricewaterhouseCoopers LLP the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed and discussed the audited financial statements for 2007 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, significant matters regarding the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standard No. 61 “Communication with Audit Committees”, as amended.

The Audit Committee received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1. In addition, the Audit Committee discussed with the independent registered public accounting firm the issue of auditor independence, including the compatibility of non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

PricewaterhouseCoopers LLP billed the Company $1,301,579, in the aggregate, for professional fees for the audit of the Company’s financial statements and internal controls for the year ended December 31, 2007 (including the delivery of reports required by Section 404 of the Sarbanes-Oxley Act) and the review of our quarterly financial statements filed on Form 10-Q in 2007. PricewaterhouseCoopers LLP did not bill the Company for any professional services related to financial information systems design and implementation as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X. In 2007, PricewaterhouseCoopers LLP also billed the Company $3,000 for an accounting and tax research program.

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2008. In this connection, the Audit Committee has considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services are compatible with maintaining its independence.

RESPECTFULLY SUBMITTED BY:

John P. Neafsey

Angus F. Smith

A. Alexander Taylor

SUBMISSION OF STOCKHOLDER PROPOSALS

AND DIRECTOR NOMINATIONS

The Securities and Exchange Commission’s rules and our Amended and Restated Bylaws set forth standards as to what stockholder proposals are required to be included in a proxy statement. Stockholders wishing to have a proposal presented at our 2009 Annual Meeting of Stockholders, including a proposal containing one or more nominations of persons for election as directors, must submit the proposal so that the Secretary of the Company receives it between November 3, 2008 and December 3, 2008; provided, however, that in the event that the date of the meeting is advanced past May 22, 2009, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made.

EXECUTIVE OFFICERS OF THE REGISTRANT

Our executive officers, their ages and their positions are as follows:

Name	Age	Title
Michael J. Hoffman(1)	47	President, Chief Executive Officer and Director
Walter S. Sobon(2)	59	Executive Vice President and Chief Financial Officer
James C.T. Bolton(3)	53	Senior Vice President, Administration and Strategic Planning
Jerry A. Hatfield(4)	49	Senior Vice President, Operations
Daniel M. Ingram(5)	52	Senior Vice President, Sales and Marketing
Donald P. Deubel(6)	44	Vice President, Corporate Technologies
Daniel C. Mullock(7)	52	Vice President, Purchasing
Christopher P. Phelan(8)	39	Vice President and General Manager, European Operations
David J. Waksman(9)	41	Vice President, General Counsel and Secretary

(1) Michael J. Hoffman. Mr. Hoffman has been President and Chief Executive Officer and a director of our Company since May 2002. Mr. Hoffman has been President of Constar, Inc. since October 2000. Mr. Hoffman was previously Vice President of Operations for Constar, Inc. since 1995, and director of Crown Cork & Seal Company, Inc.’s Aerosol Manufacturing division from 1993 to 1995. Prior to that, Mr. Hoffman was a Plant Superintendent, and then a Plant Manager, in several United States branches of Crown Cork & Seal Company, Inc. from 1987 to 1993. Prior to 1987, Mr. Hoffman was a Plant Superintendent for Continental Can Company and held various other plant management positions. Mr. Hoffman holds a B.S. in Mathematics and a B.S. in Psychology from the University of Delaware.

(2) Walter S. Sobon. Mr. Sobon has served as our Chief Financial Officer since December 2005. From 1999 to 2004, Mr. Sobon worked for VWR International, Inc. in three management positions: Chief Financial Officer from 2001 to 2004, General Manager of E-Business in 2000 and Vice President, Corporate Development and Process Improvement from 1999 to 2000. He was also Chief Financial Officer of VWR from 1989 to 1995. He was a member of Tatum CFO Partners, LLP since October 2005, an independent consultant from 2004 to 2005 and worked for WAI, a private company in 2005. Earlier in his career, he worked with Price Waterhouse for more than six years. He is a certified public accountant and holds a Bachelor’s degree in Business Administration with a major in Accounting from Pace University.

(3) James C.T. Bolton. Mr. Bolton has been Senior Vice President, Administration and Strategic Planning of our Company since May 2002. Previously, Mr. Bolton had been Senior Vice President, Strategic Planning and Information Systems for the Americas Division of Crown Cork & Seal Company, Inc. since 2001. Prior to that, Mr. Bolton was Vice President, Finance of Constar, Inc. from 1996 to 2001. Mr. Bolton was Vice President, Finance and Planning for the International Division of Crown Cork & Seal Company, Inc. from 1992 to 1996. Prior to that, Mr. Bolton was Director of Insurance for Crown Cork & Seal Company, Inc. and was responsible for all benefits and property/casualty coverage in the U.S. from 1984 to 1992. Mr. Bolton also worked in the Treasury and Audit departments of Crown Cork & Seal Company, Inc. from 1978 to 1984. Mr. Bolton holds a B.A. in Economics from Harvard College.

(4) Jerry A. Hatfield. Mr. Hatfield has been Senior Vice President, Operations of our Company since September, 2007. Mr. Hatfield was previously our Vice President, Operations from March 2003 to September 2007, Western Regional Manager from 2001 to 2003, and an Operations Manager from 1999 to 2001. Prior to that, Mr. Hatfield was a Plant Superintendent and then a Plant Manager of a Crown Cork & Seal Company, Inc. can and closure facility from 1991 to 1998. Mr. Hatfield holds a B.S. in Management from Madison University.

(5) Daniel M. Ingram. Mr. Ingram has served as Senior Vice President of Sales and Marketing since November 2006. From 2002 until 2006, Mr. Ingram was President of The Ingram Group, a management consulting and executive search firm specializing in the packaging industry. He was Senior Vice President and Chief Operating Officer of Al-Group/Wheaton’s North American Pharmaceutical Packaging business from 1998-2001, and from 1996 to 1998 was first Vice President, Marketing and then Senior Vice President of Strategic Development for Al-Group/Wheaton. From 1980 until 1996, Mr. Ingram held various positions within several divisions of Wheaton Industries. Mr. Ingram holds a B.A. in Political Science from Rider University.

(6) Donald P. Deubel. Mr. Deubel has been Vice President, Corporate Technologies of our Company since September 2002. Previously, Mr. Deubel had been Director of Packaging Development of Constar, Inc. from July 2000 to September 2002 and Senior Manager of Closure Engineering and Corporate Technologies for Crown Cork & Seal Company, Inc. from December 1997 to July 2000. Mr. Deubel holds a B.S. in Business Administration from the University of Toledo and a B.S. in Plastics Engineering from Ferris State University.

(7) Daniel C. Mullock. Mr. Mullock has been Vice President, Purchasing of our Company since November 2002. Previously, Mr. Mullock was a vice president in purchasing and business operations at US Plastic Lumber from 2000 to 2002. From 1988 to 2000 Mr. Mullock held several purchasing positions with Chiquita Brands. Prior to that, he worked in purchasing at the Procter and Gamble Company between 1984 and 1988. Mr. Mullock served in the United States Air Force as an intelligence analyst from 1977 until his honorable discharge in 1984.

(8) Christopher P. Phelan. Mr. Phelan has been Vice President and General Manager, European Operations of our Company since July 2007. Since January 2004, Mr. Phelan had been Technical Director of our European operations. Prior to that, Mr. Phelan was employed by Rexam as Technical/Operations Director. Mr. Phelan holds a B.Sc. in Electrical Engineering from Sheffield University.

(9) David J. Waksman. Mr. Waksman has been Vice President, General Counsel and Secretary of our Company since July 2003. Previously, Mr. Waksman was a partner at the law firm of Dechert LLP. Mr. Waksman holds a law degree and an M.B.A. in Finance from New York University, as well as a B.A. and M.A. in History from The Johns Hopkins University.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation earned by our principal executive officer and our two most highly paid executive officers (other than our principal executive officer) employed by us or our subsidiaries during the year ended December 31, 2007. The following table also provides such information for Mr. Frank E. Gregory, who was no longer serving as one of our executive officers as of December 31, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All other Compensation ($)	Total ($)
Michael J. Hoffman	2007	460,425	135,017	7,832	38,074	641,348
President and Chief Executive Officer	2006	438,500	283,759	417,426	25,196	1,164,881

Walter S. Sobon	2007	315,000	125,376	2,679	5,373	448,428
Executive Vice President and Chief Financial Officer	2006	300,000	144,111	142,223	4,199	590,533

Christopher P. Phelan(1)(2)	2007	218,109	77,167	—	33,584	328,860
Vice President and General Manager, European Operations

Frank E. Gregory	2007	160,256	12,075	381	328,112	500,824
Vice President, European Operations(1)	2006	208,698	68,377	41,920	50,883	369,878

(1)	Payments to these officers were made in British pounds. Compensation data for 2007 has been converted to U.S. dollars using the 2007 daily average exchange rate of 1.97 dollars per pound, and compensation data for 2006 has been converted to U.S. dollars using the 2006 daily average exchange rate of 1.84 dollars per pound, with one exception. The amount shown under the “Non-Equity Incentive Plan Compensation” column for Mr. Gregory in 2006 represents a specific award that was approved by the Compensation Committee on March 30, 2007, and has been converted to U.S. dollars using the March 30, 2007 exchange rate.
(2)	2006 data is not presented for Mr. Phelan because he was not an executive officer during 2006.
(3)	For a description of the assumptions used in the valuation of stock awards, see “Stock-Based Compensation” in footnote 2 to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. During 2007, 66,840 options held by Mr. Hoffman and 2,255 options held by Mr. Gregory expired without exercise. In addition, in connection with the termination of his employment with the Company, Mr. Gregory forfeited 11,211 shares of restricted stock and 3,458 restricted stock units.

Narrative Disclosure to Summary Compensation Table

The MSPP. One of the Company’s main vehicles of incentive compensation is the Annual Incentive and Management Stock Purchase Plan (the “MSPP”). No awards were made under the MSPP in respect of 2007 performance. However, awards were made under the MSPP in respect of 2006 performance. In order to understand how MSPP awards are reported in the Summary Compensation Table, it is important to understand how the MSPP works.

1. Target Awards Under the MSPP. Under the MSPP, each executive officer has a target bonus amount expressed as a percentage of the executive officer’s base salary. A portion of the target bonus is tied to individual performance criteria for each executive officer, and the remaining portion is generally tied to financial performance criteria for the Company. Executives with responsibilities over business units with distinct financial goals may be assigned a third weighting based on unit performance. Bonus award determinations are typically made during the first quarter of each year, after audited financial results for the previous year are available.

2. How MSPP Awards are Paid. If a bonus is awarded under the MSPP, it is paid 50% in cash as soon as practicable, and the remaining 50% is deferred for one year at a 5% interest rate, compounded on a daily basis. Plan participants are fully vested in the deferred bonus and any interest credited to the deferred bonus. Additionally, the deferred portion of the bonus is matched with an equal value of restricted stock units that vest in full in three years. The number of units granted is equal to the value of the deferred portion of the bonus, divided by the Company’s closing stock price on the date the bonus is awarded to the executive. Upon vesting, restricted stock units are settled at the discretion of the Compensation Committee in either cash or shares, subject to the availability of shares for issuance under a stockholder-approved equity compensation plan.

3. What is “Non-Equity Incentive Plan Compensation?” Payments under the MSPP are categorized as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. The total amount of the award is reported as compensation for the year in which the award was earned.

4. What is included in 2006 Non-Equity Incentive Plan Compensation? The amounts reported show the cash MSPP awards granted in respect of 2006 performance. Per the MSPP terms described above, these awards were payable in two installments in 2007 and 2008. The amounts reported also include interest earned in 2006 on deferred MSPP payments.

5. What is included in 2007 Non-Equity Incentive Plan Compensation? The amounts reported represent interest earned on deferred MSPP payments.

6. Where are the restricted stock units reported? The “Stock Awards” column shows the expense recognized on the Company’s financial statements in respect of all outstanding stock grants to the named executive. The expense recognized by the Company in respect of restricted stock unit awards under the MSPP is included within these figures. The number of units awarded in 2007 in respect of 2006 performance is described below under the heading “2007 Equity Grants.”

Termination of Mr. Gregory’s Employment. Mr. Gregory ceased being an officer of the Company on July 19, 2007. On August 20, 2007, the Company executed an agreement with Mr. Gregory regarding the termination of his employment with the Company. The amounts shown in the “All Other Compensation” column for Mr. Gregory include $294,748 of payments made pursuant to such agreement.

2007 Equity Grants. The Company made the following equity awards to the named executive officers during 2007.

Name	Restricted Stock Units (#)	Restricted Stock (#)	Performance Stock (#)
Michael J. Hoffman	23,489	16,324	—
Walter S. Sobon	8,035	—	—
Christopher P. Phelan	—	50,000	7,168

The restricted stock units shown in the table above were awarded under the MSPP in respect of 2006 performance. These units are scheduled to vest in a single tranche on March 30, 2010. The units will vest upon death, disability or a change in control. If employment is terminated due to retirement or by the Company without cause, the units will vest in the same proportion as the number of fully completed years of employment between the grant date and the termination is to three. If employment is terminated voluntarily by the employee or by the Company for cause, the units will be forfeited. The terms “disability,” “change in control,” “retirement,” and “cause” in this paragraph have the meanings set forth in the MSPP.

The 16,324 shares of restricted stock awarded to Mr. Hoffman in the table above were issued to settle 16,324 restricted stock units that were awarded under the MSPP in 2005 in respect of 2004 performance. Under the grant terms, the restricted stock would vest or become forfeited to the same extent as the restricted stock units. When the restricted stock units vested in full on February 17, 2008, the restricted stock similarly vested in full, and the underlying restricted stock units were settled.

The restricted stock shown for Mr. Phelan was awarded to him upon his promotion to his current position of Vice President and General Manager, European Operations. One third of the shares are scheduled to vest on each anniversary of the August 2, 2007 grant date. Shares will vest immediately in the event of death, disability or a change in control. If Mr. Phelan’s employment is terminated by the Company for any other reason except for cause, then shares will vest in the same proportion as the number of days between the grant date and the termination are to 1,095 (the number of days in the three-year vesting period); provided, that this special vesting would be cumulative with, not in addition to, any prior vesting. 15,000 of these shares were issued out of the Company’s 2002 Stock-Based Incentive Compensation Plan, and 35,000 were issued out of the 2007 Stock-Based Incentive Compensation Plan. The terms “disability,” “change in control” and “cause” in this paragraph have the meanings set forth in such Plans.

The performance stock shown for Mr. Phelan was awarded under a performance plan that was put into effect prior to the time that Mr. Phelan became an executive officer of the Company. This stock is fully vested. There is no such performance plan currently in effect for Mr. Phelan.

Outstanding Equity Awards at Fiscal Year-End 2007

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael J. Hoffman	107,013	436,613
Walter S. Sobon	41,369	168,786
Christopher P. Phelan	50,000	204,000

The market value figures in the above table are calculated using the $4.08 year-end closing price of the Company’s common stock.

As of December 31, 2007, unvested restricted stock and restricted stock units were scheduled to vest as follows:

Name	Award Description	Grant Date	Vesting Dates	Unvested Shares/ Units
Michael J. Hoffman	Restricted stock	8/5/2003	(1)	54,000
Michael J. Hoffman	Restricted stock	8/5/2004	(2)	13,200
Michael J. Hoffman	Restricted stock units	2/17/2005	(3)	16,324
Michael J. Hoffman	Restricted stock units	3/30/2007	(4)	23,489
Michael J. Hoffman	Restricted stock	11/16/2007	(3)	16,324
Walter S. Sobon	Restricted stock	12/6/05	(5)	33,334
Walter S. Sobon	Restricted stock units	3/30/2007	(4)	8,035
Christopher P. Phelan	Restricted stock	8/2/07	(6)	50,000

(1)

This grant vests 20% on each anniversary of the grant date, provided that no more than 25% of the shares will vest until Constar stock achieves a $7.00 price target and no more than 55% of the shares will vest until

Constar stock achieves a $12.00 price target. In addition, each grant may vest more rapidly than at the rate of 20% per year if the Company’s stock reaches certain price targets. If Constar stock achieves prices targets of $7.00, $12.00, and $15.00, then 25%, 55%, and 100% of the shares, respectively, would immediately vest. The $7.00 price target was achieved in 2004. Seven years after the grant date, any unvested shares will vest. In the event of death or disability or a change in control, the shares will vest. Upon termination of employment by the Company for any reason other than cause, then on the termination date shares will vest in the same proportion as the number of days that have elapsed since the grant date are to 1,825 (the number of days in the five-year vesting period); provided that this vesting would be cumulative with, not in addition to, any prior vesting. Except as provided above, if employment terminates prior to the lapse of restrictions on any portion of the granted shares, then that portion will be forfeit. For purposes of this paragraph, the terms “disability”, “change in control” and “cause” have the meanings set forth in the 2002 Stock-Based Incentive Compensation Plan.

(2)	This grant vests 20% on each anniversary of the grant date, provided that no more than 25% of the shares will vest until Constar stock achieves a $6.00 price target and no more than 55% of the shares will vest until Constar stock achieves a $9.00 price target. In addition, each grant may vest more rapidly than at the rate of 20% per year if the Company’s stock reaches certain price targets. If Constar stock achieves price targets of $6.00, $9.00, and $12.00, then 25%, 55%, and 100% of the shares, respectively, would immediately vest. The $6.00 price target was achieved in 2004, and the $9.00 price target was achieved in 2007. Seven years after the grant date, any unvested shares will vest. In the event of death or disability or a change in control, the shares will vest. Upon termination of employment by the Company for any reason other than cause, then on the termination date shares will vest in the same proportion as the number of days that have elapsed since the grant date are to 1,825 (the number of days in the five-year vesting period); provided that this vesting would be cumulative with, not in addition to, any prior vesting. Except as provided above, if employment terminates prior to the lapse of restrictions on any portion of the granted shares, then that portion will be forfeited. For purposes of this paragraph, the terms “disability”, “change in control” and “cause” have the meanings set forth in the 2002 Stock-Based Incentive Compensation Plan.
(3)	The reported restricted stock units were scheduled to vest in a single installment on February 17, 2008. Under the terms of these restricted stock units, settlement upon vesting could be made in stock or cash. The Compensation Committee determined to settle the restricted stock units in shares of stock. The restricted stock reported under this footnote was issued in 2007 to settle the reported restricted stock units. When the restricted stock units vested in full on February 17, 2008, the restricted stock similarly vested in full. Although both the restricted stock and the restricted stock units were outstanding at December 31, 2007, since one grant was used to settle the other, they are only counted once in the “Outstanding Equity Awards at Fiscal Year-End 2007” table.
(4)	These restricted stock units are scheduled to vest in a single installment on March 30, 2010. Under the terms of these restricted stock units, settlement upon vesting may be made in stock or cash. The Compensation Committee has not yet determined how to settle these restricted stock units. Other vesting terms are described under “2007 Equity Grants” above.
(5)	These shares are part of a grant of 100,000 shares of restricted stock to Mr. Sobon that vest in three equal annual installments on each anniversary of December 12, 2005. Shares will vest immediately in the event of death, disability or a change in control. If Mr. Sobon’s employment is terminated by the Company for any other reason except for cause, then shares will vest in the same proportion as the number of days between the grant date and the termination are to 1,095 (the number of days in the three-year vesting period); provided, that this special vesting would be cumulative with, not in addition to, any prior vesting. These shares were issued out of the Company’s 2002 Stock-Based Incentive Compensation Plan. The terms “disability,” “change in control” and “cause” in this paragraph have the meanings set forth in such Plan.
(6)	This grant is scheduled to vest in three equal annual installments on each anniversary of August 2, 2007. Other vesting terms are described under “2007 Equity Grants” above.

The tables above speak as of December 31, 2007 and do not reflect grants of restricted stock made in January 2008 to Mr. Hoffman and Mr. Sobon. Mr. Hoffman was granted 85,000 shares of restricted stock and Mr. Sobon was granted 35,000 shares of restricted stock. If the Company’s common stock closes over $9.00 for five consecutive trading days commencing not earlier than January 15, 2009 and ending not later than January 15, 2010, then one-third of each award will vest. If the Company’s common stock closes over $9.00 for five consecutive trading days commencing not earlier than January 15, 2010 and ending not later than January 15, 2011, then two-thirds of each award will vest (unless vesting took place pursuant to the previous sentence, in which case only one-third of each award will vest). Any unvested portion of the award will vest on January 15, 2011, provided that the closing price of the Company’s common stock is at least $6.00 on that date. If the common stock closing price is not at least $6.00 on that date, then any unvested shares will be forfeited. In the event of the executive’s death or disability, or in the event of a change in control, prior to January 15, 2011, the shares will vest. Upon retirement, vesting may be accelerated at the discretion of the Compensation Committee. The Compensation Committee may also determine, in its sole discretion, to accelerate vesting upon a termination by the Company without cause, provided that the closing price of the Company’s Common Stock on the termination date is at least $6.00 and provided that vesting may not occur more rapidly than at the rate of three equal installments over a three-year period from the January 15, 2008 grant date. The terms “disability,” “change in control”, “retirement,” and “cause” in this paragraph have the meanings set forth in the 2007 Stock-Based Incentive Compensation Plan.

Pension Benefits

Name	Plan Name	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael J. Hoffman	Constar Pension Plan	83,325	—
Michael J. Hoffman	Constar Supplemental Executive Retirement Plan	156,872	—
Walter S. Sobon	Constar Pension Plan	23,913	—
Walter S. Sobon	Constar Supplemental Executive Retirement Plan	9,454	—
Christopher Phelan(1)	Constar UK Retirement Benefits Scheme	57,736
Frank E. Gregory(2)	—	—	—

(1)	Because he is not a U.S. employee, Mr. Phelan was not eligible to participate in the Constar Pension Plan or the SERP. We maintain a separate stand-alone pension plan for the benefit of our employees in the United Kingdom, called the Constar International UK Limited Retirement Benefits Scheme (the “UK Plan”), in which Mr. Phelan participates.
(2)	Because he was not a U.S. employee, Mr. Gregory was not eligible to participate in the Constar Pension Plan or the SERP. Although eligible, Mr. Gregory opted not to participate in the UK Plan. Instead, contributions were made on his behalf to a private pension plan. Such payments are reflected in the Summary Compensation Table above.

United States Pension Plans

The Constar Pension Plan. The Constar Pension Plan is a tax-qualified defined benefit pension plan covering the majority of U.S. salaried and hourly employees who are at least 21 years of age and who have completed at least one year of service. Vesting will occur after an employee has completed five years of service or upon attainment of age 65 while actively employed. For purposes of eligibility, including eligibility for early retirement, vesting and benefit accrual, the Constar Pension Plan recognizes all service recognized on behalf of our employees for pension purposes by Crown Holdings, Inc. (our former parent company) prior to our initial public offering.

Prior to April 1, 2007, with respect to our executive officers, the Constar Pension Plan provided normal retirement benefits at age 65 determined generally as 1.25% of the participant’s final five year average base rate of pay multiplied by the participant’s years of service. This formula applied to all eligible salaried employees employed at our corporate headquarters, including our U.S.-based named executive officers. Other participants in the Constar Pension Plan who were paid hourly and/or employed at other locations received benefits under different formulas. Effective April 1, 2007, benefit accruals under the Constar Pension Plan were discontinued for all participants except those who (1) were actively employed on April 1, 2007, (2) had at least 15 years of service as of December 31, 2007 and (3) had a combined age and years of service of at least 65 as of December 31, 2007. Participants who met these requirements are “grandfathered participants.” Grandfathered salaried participants, regardless of job location, will continue to accrue benefits under a new, less generous benefit formula of 1% of the participant’s final five year average base rate of pay multiplied by the participant’s years of service after March 31, 2007. The benefits of employees who are not grandfathered were frozen as of March 31, 2007 and such employees will accrue no additional benefits after that date. Mr. Hoffman is a grandfathered participant and Mr. Sobon is not a grandfathered participant. Under federal law for 2007, benefits from the Constar Pension Plan are limited to $180,000 per year and may be based only on the first $225,000 of a participant’s annual compensation.

Benefits are generally payable beginning at age 65 in the form of a joint and 50% survivor annuity for married participants and a single life annuity for unmarried participants. Participants may elect other optional annuity forms of benefit of equivalent actuarial value. Benefits may not be paid in the form of a lump sum unless the actuarial present value of the participant’s benefit is $1,000 or less. An executive officer who has reached age 55 and completed at least 15 years of service may elect to retire early with reduced benefits. Currently, none of the officers named in the above table are eligible for early retirement.

The Supplemental Executive Retirement Plan. We also maintain the Constar Supplemental Executive Retirement Plan (the “SERP”), a non-qualified supplemental pension plan. The SERP is intended to provide additional benefits to employees who are designated as participants in writing by us and whose benefits under the Constar Pension Plan are restricted by the federal limits on annual benefits and compensation described above. The SERP provides benefits to these participants on the same basis as the Constar Pension Plan; however, the executives accrue benefits without regard to the federal limits on annual benefits and compensation imposed on the Constar Pension Plan. Effective April 1, 2007, benefit accruals under the SERP were discontinued for all participants other than grandfathered participants (as defined above), and reduced as described above for all grandfathered participants in the same manner as under the Constar Pension Plan.

SERP participants vest in their benefits upon completing five years of service, attainment of age 65 while actively employed, or upon a change in control of Constar. SERP participants become eligible for early retirement upon attainment of age 55 and completion of at least 15 years of service. A SERP participant who is terminated for “cause” will forfeit his or her SERP benefits, regardless of years of service. “Cause” generally means gross misconduct or negligence resulting in material harm to us; embezzlement of our assets; a felony conviction; a breach of an employment agreement; or a willful and material failure to follow the lawful directions of our Board of Directors.

Benefits under the SERP are paid upon the participant’s retirement at or after attaining age 65, early retirement or disability retirement. If a participant separates from service before becoming eligible to retire, any vested benefit will be paid upon his or her attainment of age 65. Payments to any participant who is a “specified employee” as defined in section 409A of the Internal Revenue Code may be delayed by six months after his or her retirement. Payment is made in the form of a joint and 50% survivor annuity for married participants and a single life annuity for unmarried participants. Participants may elect other optional annuity forms of benefit of equivalent actuarial value. However, upon a change in control, SERP benefits will vest and become payable immediately in a lump sum. Currently, benefits under the SERP are unfunded.

Offset of Crown Pension Plan Benefits. Pursuant to an agreement with Crown entered into in connection with our IPO, benefits earned under the Constar Pension Plan and SERP will be offset by any benefits the employee earned under the defined benefit pension plans sponsored by Crown (the “Crown Pension Plans”). Crown is responsible for the portion of the pension benefits that accrued while our employees were participants in the Crown Pension Plans prior to our initial public offering. This offset is reflected in the numbers set forth in the table above.

Actuarial Assumptions. The values reported in the table above for both the Constar Pension Plan and the SERP are the present values as of December 31, 2007 of each named executive officer’s normal retirement benefit payable at age 65, calculated using a discount rate of 6.75% and mortality assumptions based on the RP-2000 Mortality Table. These assumptions are the same as the assumptions used for financial reporting purposes on our Annual Report on Form 10-K for the fiscal year ending December 31, 2007.

Funded Status of Pension Plan and SERP. As of December 31, 2007, the Constar Pension Plan was underfunded on a GAAP basis by approximately $3.1 million, and the unfunded obligations of the SERP determined on a GAAP basis was approximately $0.3 million.

European Pension Plan. We also maintain the Constar International UK Limited Retirement Benefit Scheme (the “UK Plan”) covering eligible employees in the United Kingdom who are at least age 21 and who elect to participate in the UK Plan. The UK Plan provides normal retirement benefits at age 65 determined generally under the following formula: 1/60th of the participant’s highest average salary over any three consecutive years during the last ten years of employment, times years of service. Participating employees pay into the UK Plan 5% of their pre-tax earnings and we contribute the balance necessary to fund the benefit.

Vesting will occur after a participant has completed two years of service. If a participant terminates employment before becoming vested, he or she will be refunded all employee contributions and will forfeit the employer portion. Benefits are generally payable beginning at age 65 in the form of a monthly annuity, with a 50% survivor annuity payable to a spouse or other dependent. In addition, if death occurs within five years after retirement, a spouse or other dependent will receive a lump sum payment equal to what the participant’s lifetime monthly payments would have been had the participant lived for the balance of the five years.

Participants may elect to receive a portion of their pension in a lump sum, the amount of which is based on the participant’s age at retirement; provided that the monthly benefit payable after the lump sum is withdrawn is not less than a government-required guaranteed minimum pension. A participant who has reached age 55 but has not reached age 60 may elect to retire early with reduced benefits. A participant who is at least age 60 may elect to retire early with an unreduced pension. A participant who is forced to retire due to serious ill health is entitled to the amount of the pension he or she would have received had he or she continued to work until age 65. Early and ill health retirements require the consent of the Company. Currently, none of the U.K.-based officers named in the above table are eligible for early retirement.

The value reported in the table above for the UK Plan is the present value as of December 31, 2007 of Mr. Phelan’s normal retirement benefit payable at age 65, calculated using a discount rate of 5.75% and post-retirement mortality assumptions based on the PA 92 tables and a retirement age of 65. These assumptions are the same as the assumptions used for financial reporting purposes on our Annual Report on Form 10-K for the fiscal year ending December 31, 2007.

Funded Status of UK Plan. As of December 31, 2007, the UK Plan was underfunded on a GAAP basis by approximately $1.2 million.

Potential Payments Upon Termination or Change in Control

Messrs. Hoffman and Sobon. We have entered into employment agreements with Messrs. Hoffman and Sobon. Mr. Sobon’s agreement expires on December 12, 2008. Mr. Hoffman’s agreement has a three-year term that is automatically extended for an additional year on each anniversary of the commencement of the term unless either party tenders a non-extension notice at least 180 days before such anniversary. Under each agreement, either we or the executive may terminate the agreement with or without cause. If we terminate the executive’s employment without cause or the executive terminates for good reason, each agreement requires us to pay the executive monthly severance payments equal to 1/12th of the sum of (1) his then current annual base salary plus (2) his target bonus for the year of termination (including the matching incentive of 50% of such target bonus under the MSPP) for a period of 24 months, together with the continuation of medical benefits during the period that severance is provided. In addition, pursuant to the executives’ equity award agreements and the terms of the applicable equity incentive plans, unvested equity awards will vest or become exercisable on a pro rata basis based on the time elapsed from the grant date to the date of termination. If a change in control occurs within six months after a termination without cause or for good reason, the executive will be entitled to the additional benefits payable in the event of such termination following a change in control, as described in the following paragraph.

If the termination follows a change in control, the severance is paid in a lump sum instead of installments and increases to three times base salary plus target bonus (including the matching incentive of 50% of such target bonus under the MSPP), and the medical benefits continuation period is extended to three years. In addition, upon a change in control, (1) all outstanding equity based or performance based awards would become immediately vested or exercisable, and (2) all benefits accrued under the SERP would become 100% vested and immediately payable in a lump sum, in both cases regardless of whether the executive’s employment is terminated. If the executive becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, such executive will receive an additional payment in an amount sufficient to offset the effects of such excise tax. All severance payments are contingent on the executive’s execution of a release of claims in favor of us and his resignation from any positions on our Board of Directors.

If an executive’s employment is terminated due to his death or disability, we are required to pay the executive a pro-rata payment equal to his target bonus for the year of termination (including the matching incentive of 50% of such target bonus under the MSPP) multiplied by a fraction, the numerator of which is the number of days in the year up to the date of termination and the denominator of which is 365, and the executive is entitled to full vesting of his outstanding equity or performance-based awards under the terms of the applicable equity incentive plans and equity award agreements. In addition, under the applicable equity incentive plans and equity award agreements, upon his retirement at or after age 65, each executive is entitled to (1) full vesting of his outstanding equity awards under our stock-based incentive compensation plans and (2) pro-rata vesting of his outstanding equity awards under the MSPP. Currently, none of our named executive officers has attained age 65.

Each executive is subject to non-solicitation and non-competition covenants following termination of his employment for two years (the “restricted period”). If the executive terminates after a change in control, the restricted period is three years. For Mr. Hoffman, the non-competition covenant will not apply if the termination occurs due to our refusal to renew his contract without cause. Each executive is also subject to an indefinite confidentiality covenant and a covenant to assign to us any invention developed by the executive (or with his participation) within one year after his termination of employment.

For purposes of the above-described agreements, “cause” is defined as gross misconduct or negligence, theft of company assets, material failure to follow lawful instructions, breach of restrictive covenants or conviction of a felony. “Good reason” is defined as a change in the executive’s authority, duties, responsibilities, reporting obligations or principal employment location by more than 30 miles, a reduction in base salary, a reduction in the aggregate benefits payable to the executive, a failure by us to pay compensation or benefits to the executive when due or a failure or refusal by our successor to assume the executive’s employment agreement. “Change in control” generally means (1) the acquisition by an unrelated third party, pursuant to a sale, merger, consolidation, reorganization or similar transaction, of more than 30% of our common stock, (2) the liquidation or dissolution of us or a sale of substantially all of our assets, or (3) a change in two-thirds of the membership of our Board of Directors over a 24-month period.

Mr. Phelan. We have also entered into a change in control agreement with Mr. Phelan. This agreement provides that in the event Mr. Phelan is terminated without cause or terminates for good reason within two years following a change in control, or prior to a change in control with Mr. Phelan reasonably demonstrating that the termination without cause or for good reason was in connection with the change in control, Mr. Phelan is entitled to a lump sum payment equal to two times his then current base salary and target annual bonus for the year of termination (but not including the matching incentive of 50% of such target bonus under the MSPP). Mr. Phelan is also entitled to a continuation of medical benefits for a 24-month period, immediate payment of all of his deferred compensation, and immediate cash-out, vesting or exercisability of all outstanding equity-based or performance-based awards (under the terms of Mr. Phelan’s equity award agreements, his equity awards will vest in full without regard to his termination of employment upon a change in control). The foregoing severance payments are contingent on Mr. Phelan’s execution of a release of claims in favor of us. Mr. Phelan is subject to six-month non-solicitation and non-competition covenants following termination of his employment. He is also subject to an indefinite confidentiality covenant.

For purposes of the above-described agreement, “cause” is defined as gross misconduct or negligence, theft of company assets, continued failure to follow lawful instructions or conviction of a criminal offense (other than a road traffic offense not involving a prison sentence). “Good reason” is defined as a change in the executive’s authority, duties, responsibilities, reporting obligations or principal employment location by more than 50 miles, a reduction in base salary or benefits, a failure by us to pay compensation or benefits to the executive when due or a failure or refusal by our successor to assume the executive’s change in control agreement. “Change in control” generally means (1) the acquisition by an unrelated third party, pursuant to a sale, merger, consolidation, reorganization or similar transaction, of more than 30% of our common stock, (2) the liquidation or dissolution of us or a sale of substantially all of our assets, or (3) a change in two-thirds of the membership of our Board of Directors over a 24-month period.

Estimated Payments. Estimated payments to each of the named executive officers under the above-described agreements upon termination without cause or for good reason prior to a change in control are as follows:

Name	Estimated Cash Payment($)	Estimated Value—Equity Vesting Acceleration($)	Estimated Amount of Continued Health Benefits($)	Total($)
Michael J. Hoffman	2,302,125	217,425	22,038	2,541,588
Walter S. Sobon	1,102,500	7,082	22,137	1,131,719
Christopher P. Phelan	—	24,405	—	24,405

Estimated payments to each of the named executive officers under the above-described agreements upon termination without cause or for good reason in connection with a change in control are as follows:

Name	Estimated Cash Payment($)	Estimated Value—Equity Vesting Acceleration*($)	Estimated Amount of Continued Health Benefits($)	Estimated Value—SERP Vesting and Payment Acceleration*($)	Estimated Excise Tax Gross-Up($)	Total($)
Michael J. Hoffman	3,453,188	436,613	32,910	252,599	1,697,983	5,873,293
Walter S. Sobon	1,653,750	168,786	33,058	12,562	695,228	2,563,384
Christopher P. Phelan	763,382	204,000	1,222	—	—	968,604

*	This payment would be made upon a change in control whether or not the executive’s employment is terminated.

Estimated payments to each of the named executive officers under the above-described agreements upon his death or disability are as follows:

Name	Estimated Cash Payment($)	Estimated Value—Equity Vesting Acceleration($)	Total($)
Michael J. Hoffman	690,638	436,613	1,127,251
Walter S. Sobon	236,250	168,786	405,036
Christopher P. Phelan	0	204,000	204,000

Assumptions. All amounts above are based on the assumption that the triggering event for the payments occurred on December 31, 2007, the last business day of 2007. The estimated value of accelerated equity vesting is calculated using a price of $4.08 per share, the closing price of our common stock on December 31, 2007. The estimated lump sum value of SERP benefits is based on an interest rate of 4.69%, the same interest rate used for purposes of calculating lump sum benefits as of December 31, 2007 under our Pension Plan. The estimated amounts of continued health benefits are calculated based on 2007 medical costs and assuming a 6.10% increase in such costs for 2008, a 6% increase in such costs for 2009 and a 5.7% increase in such costs for 2010. The interest rate used for estimating health benefits is 6.75% for U.S. benefits and 5.75% for U.K. benefits. These assumptions are consistent with those used for financial reporting purposes under U.S. generally accepted accounting principles.

Director Compensation

Compensation arrangements for our Board of Directors are described below. The tables below include compensation information for Mr. William Little, who retired from our Board of Directors during 2007. Our Chief Executive Officer serves on our Board of Directors, but he does not receive any compensation for such service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
James A. Lewis	52,600	3,152	55,752
William G. Little	17,294	(1,336)	15,958
Michael D. McDaniel	40,480	513	40,993
Frank J. Mechura	42,600	3,152	45,752
John P. Neafsey	101,500	4,920	106,420
Angus F. Smith	82,100	3,152	85,252
A. Alexander Taylor	72,100	3,152	75,252

We have granted our non-employee directors shares of restricted stock as set forth in the table below. These grants account for the expense recognized in our 2007 financial statements as shown in the Director Compensation Table under the “Stock Awards” column. These shares have been granted under our 2002 Non-Employee Directors’ Equity Incentive Plan. Each grant vests in equal annual installments over three years, subject to the director’s continued service on our Board of Directors. Upon a change in control, all shares immediately become fully vested. We have not granted any stock options to our non-employee directors.

Name	Total Awards
James A. Lewis	3,750, of which 1,500 are unvested
William G. Little	3,000, of which 1,500 were vested at the time of Mr. Little’s resignation from the Board of Directors and the balance were surrendered to the Company.
Michael D. McDaniel	750, of which all are unvested
Frank J. Mechura	3,750, of which 1,500 are unvested
John P. Neafsey	4,750, of which 2,001 are unvested
Angus F. Smith	3,750, of which 1,500 are unvested
A. Alexander Taylor	3,750, of which 1,500 are unvested

Our non-employee directors currently participate in trading programs under Rule 10b5-1 of the Securities Exchange Act of 1934. Under the current program, each director makes a quarterly open market purchase of $4,725 worth of our Common Stock, except that Mr. Neafsey and Mr. McDaniel make quarterly purchases equal to $7,500 worth of Common Stock (in each case, net of brokerage commissions). The funds for these purchases are paid by the Company and are included in the “Director Compensation” table above under the column heading “Fees Earned or Paid in Cash.”

We pay our non-employee directors the following annual retainers and fees for attended meetings:

Position	Annual Retainer ($)	Attendance Fee for Board or Applicable Committee Meeting ($)
Chairman of the Board of Directors	91,500	2,000
Non-Chairman Director	56,500	1,000
Chairman of the Audit Committee	14,000	2,000
Non-Chairman Member of the Audit Committee	3,500	1,500
Chairman of the Compensation Committee	5,000	1,500
Non-Chairman Member of the Compensation Committee	2,500	1,000
Chairman of the Nominating and Corporate Governance Committee	5,000	1,500
Non-Chairman Member of the Nominating and Corporate Governance Committee	2,500	1,000

Notwithstanding the foregoing, each Committee has a maximum number of meetings per year for which attendance fees are payable. Committee meetings above the applicable maximum may be held, but no attendance fees are payable for such meetings. Attendance fees are payable for up to 12 Audit Committee meetings per year, up to three Compensation Committee meetings per year, and up to two Nominating and Corporate Governance Committee meetings per year.

In addition, all directors are reimbursed for travel expenses incurred in connection with Board of Directors and committee meetings.

Mr. Neafsey is the Chairman of our Board of Directors and the Chairman of our Nominating and Corporate Governance Committee. In recognition of this dual service, since the second quarter of 2006 no annual retainer has been payable to Mr. Neafsey for his service as Chairman of our Nominating and Corporate Governance Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2007 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

•	the number of securities to be issued upon the exercise of outstanding options;

•	the weighted-average exercise price of the outstanding options; and

•	the number of securities that remain available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (3)
Equity compensation plans:

Approved by security holders (1)	—	—	865,000

Not approved by security holders (2)	—	—	—

Total	—	—	865,000

(1)	Does not include approximately 354,000 shares of restricted stock outstanding under our 2007 Stock-Based Incentive Compensation Plan (“the 2007 Plan”), our 2002 Stock-Based Incentive Compensation Plan, and our 2002 Non-Employee Directors Equity Incentive Plan.
(2)	Does not include approximately 211,000 restricted stock units outstanding under the Company’s Annual Incentive and Management Stock Purchase Plan.
(3)	Includes 815,000 shares available for future issuance under our 2007 Plan and 50,000 shares available for future issuance under our 2007 Non-Employee Directors’ Equity Incentive Plan. Our 2002 Stock-Based Based Incentive Compensation Plan and our 2002 Non-Employee Directors’ Equity Incentive Plan expired in November 2007. In addition, our Employee Stock Purchase Plan was terminated in 2007.
(4)	No more than 300,000 shares may be granted under the 2007 Plan in any plan year.

The material terms of the non-stockholder approved Annual Incentive and Management Stock Purchase Plan are described in the Executive Compensation section of this Proxy Statement under the subheading “Narrative Disclosure to Summary Compensation Table.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of March 25, 2008. The table includes the number of shares beneficially owned by (i) each person or group that is known to us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our directors and executive officers named in the summary compensation table and (iii) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

5% Beneficial Owners, Directors, Named Officers	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Nader Tavakoli EagleRock Capital Management, L.L.C. 551 Fifth Avenue, 34th Floor New York, NY 10176(1)(2)	2,988,855	23.1%

Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104(1)(3)	2,156,761	16.6%

Crown Cork & Seal Company, Inc. One Crown Way Philadelphia, PA 19154(1)	1,255,000	9.7%

Douglas Troob and Peter Troob 777 Westchester Avenue Suite 203 White Plains, NY 10604(1)(4)	1,236,857	9.5%

David J. Greene and Company, LLC 599 Lexington Avenue New York, NY 10022(1)	777,755	6.0%

James A. Lewis	19,266	*

Michael D. McDaniel	7,230	*

Frank J. Mechura	19,001	*

John P. Neafsey	34,167	*

Angus F. Smith	21,499	*

A. Alexander Taylor	27,756	*

Michael J. Hoffman	244,600	1.9%

Frank E. Gregory(5)	3,457	*

Christopher P. Phelan	54,001	*

Walter S. Sobon	111,666	*

All directors and executive officers as a group (16 persons)(6)	849,794	6.6%

*	Represents less than 1% of the 12,962,976 shares of Common Stock outstanding as of March 25, 2008.
(1)	The number of shares beneficially owned for each 5% beneficial owner is derived from reports filed by each such beneficial owner under Section 13 or Section 16 of the Securities Exchange Act of 1934.
(2)	According to the Form 13F filed by EagleRock Capital Management, LLC (“Eagle Rock”) for the quarter ended December 31, 2007, Eagle Rock beneficially owns 2,710,382 shares of Common Stock. According to the Report on Schedule 13D filed by Mr. Tavakoli and Eagle Rock on October 26, 2005, Mr. Tavakoli beneficially owns all shares of Common Stock beneficially owned by Eagle Rock, and an additional 278,473 shares of Common Stock.

(3)	As indicated in their Report on Schedule 13G dated January 15, 2008, Wells Fargo & Company beneficially owns all of the indicated shares, Wells Capital Management Incorporated beneficially owns 2,067,919 of the indicated shares and Wells Fargo Funds Management, LLC beneficially owns 1,288,067 of the indicated shares.
(4)	As indicated in their Report on Schedule 13G dated February 13, 2008, Douglas Troob and Peter Troob each beneficially own all of the indicated shares through the entities indicated in such Report. Such Report indicates that of such shares, Troob Capital Management (Offshore) LLC beneficially owns 689,245 shares, and that various other entities have beneficial ownership positions of less than 5% of the number of outstanding shares of Common Stock.
(5)	Mr. Gregory is no longer employed by the Company. The information for Mr. Gregory is presented as of his last day of employment.
(6)	Includes 6,125 units in a Common Stock 401(k) fund and assumes that each unit is equivalent to one share of Common Stock.

The address of each director and executive officer is One Crown Way, Philadelphia, Pennsylvania 19154-4599.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Crown

Prior to our initial public offering in November 2002, we were a wholly owned subsidiary of Crown Holdings, Inc. As of March 25, 2008, Crown owned 1,255,000 shares, or approximately 10%, of our Common Stock.

Agreements with Crown

Concurrently with the completion of the Company’s initial public offering, the Company entered into lease agreements with Crown for its Philadelphia headquarters, a research facility in Alsip, Illinois and a warehouse facility in Belcamp, Maryland. For the years ended December 31, 2007 and 2006, the Company paid Crown $1.8 million and $1.5 million, respectively under these lease agreements. The current Philadelphia lease agreement expires on December 31, 2008. The current Alsip lease agreement expired on December 31, 2006 and is being negotiated with a party to whom Crown sold the facility. The Belcamp lease is on a month to month basis. In addition, in 2002 the Company entered into a transition services agreement with Crown. Under the transition services agreement, Crown provided services that included payroll, systems for accounting, reporting, tax, information technology, benefits administration, and logistics. This agreement has expired and has been extended on similar terms excluding certain services that Constar no longer purchases from Crown. The most recent version of this agreement commenced on January 1, 2007 and has no fixed expiration date. Instead, the services renew each year unless either party gives advance notice to terminate the services. In connection with this agreement, the Company recorded an expense of $2.3 million and $2.8 million for the years ended December 31, 2007 and 2006, respectively, and had a $0.6 million and $0.2 million payable to Crown at December 31, 2007 and 2006, respectively.

In 2002, Constar, Inc. and Crown USA entered into the Newark Component Supply and Lease of Related Assets Agreement (“Newark Agreement”). Under the Newark Agreement, Constar, Inc. supplies Crown USA with rings, bands and closures manufactured at Constar, Inc.’s facilities. The products are manufactured using equipment that Crown USA leases to Constar, Inc. and operates at the Company’s facilities. The Newark Agreement expired on November 19, 2004 but the Company and Crown USA continued to operate under its terms. In November 2007, the Company and Crown entered into a new five year supply agreement for such rings, bands and closures. The Company sold approximately $3.4 million and $3.6 million of rings, bands and closures to Crown for the years ended December 31, 2007 and 2006, respectively. The Company had a net receivable from Crown of approximately $0.4 million and $0.8 million related to this agreement at December 31, 2007 and 2006, respectively.

In 2002, the Company entered into a License and Royalty Sharing Agreement with Crown Cork & Seal Technologies Corporation under which we agreed to pay a portion of any royalties earned on licenses of our Oxbar™ technology. The Company had a net payable to Crown of approximately $2.2 million and $1.6 million related to this license at December 31, 2007 and 2006, respectively.

Pursuant to the provisions of our Amended and Restated Certificate of Incorporation, legal expenses incurred by certain current and former directors in connection with a securities class action lawsuit are being advanced on behalf of those directors by the Company or the relevant insurer. Because the claims are against both the Company and the defendant directors, we cannot determine what portion of those legal expenses would be attributable to the directors rather than the Company. In addition, pursuant to a Corporate Agreement entered into with Crown concurrently with our initial public offering, we have incurred certain indemnification obligations to Crown with respect to this lawsuit.

Policy for Approval of Related Person Transactions

The Board of Directors has adopted a written policy for the treatment of related person transactions. The policy defines a “Related Person Transaction” as a transaction (A) in which (1) the Company was, is or would be a participant, and (2) any Related Person had, has or would have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner (but not a general partner) of another entity that is a party to the transaction); or (B) that is required to be disclosed under Item 404(a) of Regulation S-K. The policy defines a “Related Person” as a person (A) who is or was (at any time since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they are not presently such a person) an (1) executive officer, director or nominee for election as a director of the Company, or (2) Immediate Family Member of any of the foregoing; or (B) who is or was (at any time when the relevant transaction occurred or existed) (1) a greater than 5 percent beneficial owner of the Company’s common stock; or (2) an Immediate Family Member of such beneficial owner. The policy defines “Immediate Family Member” as a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Under the policy, the Audit Committee reviews the material facts of each Related Person Transaction and either approves or disapproves of the entry into the Related Person Transaction. If advance approval of a Related Person Transaction is not feasible or was not obtained, then the Audit Committee shall review the material facts of the Related Person Transaction and either ratify or disapprove of the entry into the Related Person Transaction. The Audit Committee may approve or ratify only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee shall take into account all of the facts and circumstances that the Audit Committee deems appropriate, including but not limited to whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the nature of the Related Person’s interest in the transaction, the nature of the relationship among the relevant Related Persons, the amount involved, any benefit to the Company and any impact on director independence.

No director may participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person, except that the director shall provide all material information concerning the Related Person Transaction to the Audit Committee.

If a Related Person Transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Person. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee’s guidelines and that the Related Person Transaction remains appropriate.

A Related Person Transaction shall not be invalid, void or voidable under applicable law solely because the Committee shall fail to approve or ratify such Related Person Transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers, directors and greater than 10% stockholders. Based solely upon a review of reports filed by these persons, all Section 16(a) filing requirements have been met during 2007 except that (1) restricted stock unit grants made on March 30, 2007 to Michael Hoffman, Walter Sobon, James Bolton, Donald Deubel, Jerry Hatfield, and David Waksman were not reported until April 6, 2007, (2) a May 31, 2007 surrender of common stock by Michael Hoffman to satisfy tax liabilities associated with the vesting of restricted stock was not reported until July 27, 2007, and (3) a June 22, 2007 surrender of common stock by James Bolton to satisfy tax liabilities associated with the vesting of restricted stock was not reported until July 30, 2007.

OTHER BUSINESS

We are not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

David Waksman
Vice President, General Counsel and Secretary

April 2, 2008

This Proxy is solicited on behalf of the Board of Directors

CONSTAR INTERNATIONAL INC.

2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2008

The undersigned stockholder of Constar International Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the 2008 Annual Meeting of Stockholders of Constar International Inc., each dated on or about April 2, 2008, and hereby appoints Walter S. Sobon and David J. Waksman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of Constar International Inc. to be held on May 22, 2008 at 8:00 a.m., local time, at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania and at any adjournment or postponement thereof, and to vote all shares of Constar Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on this card.

If shares are held under the Constar 401(k) Retirement Savings Plan, this Proxy serves to provide confidential voting instructions to the Plan Trustee who then votes the shares. Instructions must be received by May 20, 2008 to be included in the tabulation to the Plan Trustee. For shares with respect to which proxies are not received by this date, the Plan Trustee will treat the received proxies as instructions to vote such shares in the same proportion as shares held under the Plan for which voting instructions have been received unless contrary to ERISA.

SEE REVERSE SIDE

The Board of Director recommends a vote “FOR” all nominees listed in Item 1.

1.	Election of Directors: FOR all nominees listed below (except as indicated) if you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the following list: Michael D. McDaniel, Frank J. Mechura

The Board of Directors recommends a vote “FOR” Item 2.

		For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2008.	☐	☐	☐

And, in their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR each of the nominees set forth above, FOR Item 2, and as said proxies deem advisable on such other matters as may properly come before the meeting.

Signature:                                                             Dated:                     , 2008

Signature (if held jointly or as community property):

This Proxy should be marked, dated and signed by the stockholder(s) as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.